Exhibit 10.1

November 11, 2010

Mr. Fred Weber

MIPS Board Compensation

Dear Fred,

The Compensation and Nominating Committee of the Board of Directors of MIPS Technologies, Inc. (“MIPS”), has recommended your nomination to the MIPS Board of Directors.  We are pleased to extend this nomination and want to take this opportunity to outline the compensation you will receive if the Board confirms your appointment and you accept.

Compensation for the MIPS Board of Directors will include the following:

•	An annual Board retainer of $25,000 to be paid in quarterly installments in connection with our quarterly board meetings;

•	A Board meeting fee of $1,500 for each Board meeting attended (in person or by telephone);

•	A Committee meeting fee of $1,000 for each Committee meeting attended (in person or by telephone).

Subject to authorization and approval of the MIPS Board of Directors, the terms of this letter and compliance with all applicable federal and state securities laws, upon joining the Board you will be granted a stock award of $70,000 in restricted stock units (RSUs) under the terms of the 1998 Long-Term Incentive Plan, as amended, and the applicable Award Documents.  The RSUs shall vest 50% after one year and 50% after two years.

Additionally, once you have been a Director for at least six months, you will be granted at or about the time of the Annual Meeting of Stockholders an annual renewal award of $35,000 in RSUs that vest 100% after one year, under the terms of the 1998 Long-Term Incentive Plan, as amended, and the applicable Award Documents.

Fred, we are looking forward to your giving us the benefit of your wisdom and time, and for joining forces with the other Board members to assist us in building a strong and successful company.

Sincerely,

MIPS Technologies, Inc.

/s/ ANTHONY B. HOLBROOK

Anthony B. Holbrook
Chairman of the Board

AGREED TO AND ACCEPTED:

By:  /s/ FRED WEBER_______________________
Name:    Mr. Fred Weber

Date:   November 11, 2010